Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | July 22, 2020 China ETF in weighted allocations as set forth below: the closing price of one share of such ETF as set forth under “Reference Assets— Maximum Return) 10.00%, $1,000; or If the Basket Return is less than -10.00%, your notes will be fully exposed to the negative notes. any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. Payment at Maturity -100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% SuperTrackSM Notes Linked to a Basket of Reference Assets Issuer: Barclays Bank PLC Hypothetical Payment at Maturity $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 $400 $300 $200 $100 $0 Reference Asset Return of the Least Performing Reference Asset All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated July 22, 2020 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by Tenor: Approximately 18 months Reference Asset: A basket (the “Basket”) consisting of the iShares MSCI Brazil ETF and the iShares MSCI Basket Component Weight iShares® MSCI Brazil ETF 50.00% iShares® MSCI China ETF 50.00% CUSIP / ISIN: 06747QBF3 / US06747QBF37 Initial Value: With respect to each Basket Component, the Closing Value on the Initial Valuation Date Final Value: With respect to each Basket Component, the Closing Value on the Final Valuation Date Closing Value: The “Closing Value” of the iShares® MSCI China ETF and iShares® MSCI Brazil ETF means Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement. Initial Valuation Date: July 24, 2020 Issue Date: July 29, 2020 Final Valuation Date: January 24, 2022 Maturity Date: January 27, 2022 Selected Structure Definitions Payment at Maturity: If you hold your notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:   If the Basket Return is greater than 0.00%, an amount calculated as follows: $1,000 + ($1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b)   If the Basket Return is less than or equal to 0.00%, but greater than or equal to -   If the Basket Return is less than -10.00%, an amount calculated as follows: $1,000 + ($1,000 × Basket Return + Buffer Percentage) performance of the Basket. You may lose up to 90.00% of the principal amount of your Maximum Return: [17.15% at least]. The actual Maximum Return will be determined on the Initial Valuation Date and will not be less than 17.15%. Buffer Percentage: 90.00% Upside Leverage Factor: 1.50 Basket Component Return: With respect to each Basket Component, an amount calculated as follows: Final Value – Initial Value Initial Value $1,171.50 Max Return

Fact Sheet | July 22, 2020 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.50% of the principal amount of the notes, or up to $15.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on   Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes, including any repayment of principal that may be due. U.K. Bail-In Power—Each holder and beneficial owner of the notes acknowledges,   the Initial Valuation Date is expected to be between $907.70 and $957.70 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Significant Loss—The notes differ from ordinary debt securities in   accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Basket Components is   that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Basket Return is less than -10.00%, your notes will be fully exposed to the negative performance of the Basket. You may lose up to 90.00% of the principal amount of your notes. Performance of Basket Components May Offset Each Other—The Basket Return   not an indication of the future performance of the Basket Components over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   will be calculated based on the weighted average performance of the Basket Components. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may suffer a loss of principal at maturity even if one or more Basket Components performs positively. Potential Return Limited to the Maximum Return—Your potential return on the   the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may     notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 1.5, assuming the Maximum Return is set to 17.15%, you would not benefit from any appreciation of the Basket beyond a Basket Return of 11.43%, which may be significant. be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.   You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747QBF3.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. SuperTrackSM Notes Linked to a Basket of Reference Assets